UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 5, 2012

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of Registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fourth Floor, Connaught House, 1 Burlington Road, Dublin 4, Ireland

(Address of principal executive offices, including zip code)

011-353-1-634-4183

(Registrant’s telephone number, including area code)

45 Fitzwilliam Square, Dublin 2, Ireland

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 5, 2012, Jazz Pharmaceuticals plc (the “Company”) and Jazz Pharmaceuticals International Limited II, a wholly-owned subsidiary of the Company (“JPI II”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Meda Pharmaceuticals Inc. and Meda Pharma, Sàrl (collectively, “Meda”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company, JPI II and certain other affiliates of the Company will transfer, sell and assign to Meda certain assets related to the Company’s women’s health business, which includes six products (the “Assets”), to Meda for $95 million in cash plus the cost basis of related inventory to be transferred to Meda as of the closing of the transactions contemplated by the Purchase Agreement (the “Purchase Price”).

The products to be included in the sale to Meda pursuant to the Purchase Agreement are Elestrin® (estradiol gel), Gastrocrom® (cromolyn sodium, USP), Natelle® One (prenatal vitamin), AVC™ Cream (sulfanilamide), Gesticare® DHA (prenatal multi-vitamin) and Urelle® (urinary antiseptic). As part of the transactions contemplated by the Purchase Agreement, Meda will offer positions to approximately 60 Company employees who directly support these products.

The closing of the transactions contemplated by the Purchase Agreement (the “Closing”) is subject to certain customary closing conditions, including, among other conditions, regulatory approvals, the accuracy of the representations and warranties made by each of JPI II and Meda, the compliance by the parties with their respective obligations under the Purchase Agreement and the entry into certain agreements by JPI II and Meda in furtherance of the transactions contemplated by the Purchase Agreement. The Closing, which is expected to occur in the fourth quarter of 2012, may not be completed if any of the closing conditions are not satisfied or waived.

The Purchase Agreement contains customary representations and warranties regarding Meda, the Assets and the women’s health business, covenants regarding the Assets and the women’s health business that apply between signing and Closing, indemnification provisions, termination rights and other customary provisions. Pursuant to the Purchase Agreement, each of JPI II and Meda agreed to indemnify the other for breaches of representations, warranties, covenants and failure to satisfy their respective liabilities. Claims for breaches of representations and warranties and covenants to be performed prior to the Closing may not be made after December 31, 2013, other than claims for breaches of representations and warranties by the Company or JPI II relating to organization, title to assets, authority and the binding nature of the Purchase Agreement (the “fundamental representations”), which are limited by the statute of limitations. Liability for breaches of representations and warranties by the Company or JPI II may not exceed $11 million, other than claims for breaches of the fundamental representations which, together with other breaches of representations and warranties, may not exceed the Purchase Price. The Company has guaranteed the performance by JPI II of its obligations under the Agreement.

The foregoing summary of certain terms of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement. The Company intends to file a copy of the Purchase Agreement with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012 or, if filed earlier, with a subsequent Current Report on Form 8-K that it expects to file in connection with the anticipated Closing.

Item 8.01.	Other Events.

On September 6, 2012, the Company issued a press release regarding the matters described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements about the anticipated consummation of the transactions contemplated by the Purchase Agreement and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the Company’s ability to complete the transactions contemplated by the Purchase Agreement on the proposed terms and schedule, including risks and uncertainties related to the satisfaction of the closing conditions related to the Purchase Agreement. There can be no assurance that the Company will be able to complete the transactions contemplated by the Purchase Agreement on the anticipated terms, or at all. Additional risks and uncertainties relating to the Company and its business can be found under the caption “Risk Factors” and elsewhere in the Company’s SEC filings and reports, including in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are available at the SEC’s web site http://www.sec.gov. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or changes in its expectations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release issued by the Company, dated September 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Suzanne Sawochka Hooper
Name:	Suzanne Sawochka Hooper
Title:	Executive Vice President and General Counsel

Date: September 7, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by the Company, dated September 6, 2012